Exhibit 10(ff)

                           AGREEMENT AND RELEASE

     This Agreement and Release ( the Agreement ) by and between
Circus Circus Enterprises, Inc., a Nevada Corporation (the
 Company ), and Clyde T. Turner ( Executive ) is made and entered into this 17th day of January, 1998.

                           W I T N E S S E T H:

          WHEREAS, Executive and the Company deem it to be in their respective best interests to enter into an agreement in connection with Executive s resignation from his current position with the Company and his continued employment with the Company following such resignation;

          NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, it is hereby agreed as follows:

         1. Executive hereby resigns from his positions as Chairman of the Board and Chief Executive Officer of the Company and as a member of the Company s Board of Directors, and the Company accepts Executive s resignation from such positions, effective January 16, 1998.

         2. Executive elects, pursuant to Section 5(a) of the Amendment and Restatement of Employment Agreement dated as of October 1, 1997 by and between Executive and the Company ( the Employment Agreement ) to continue his employment in a capacity which the Company acknowledges satisfies the requirements of the
definition of   Employee Participant  for the purposes of the
Company s stock option plans, for a three-year term commencing January 17, 1998 (the Employment Continuation Period ). Company shall continue to employ Executive on a reasonable basis during the Employment Continuation Period (subject to paragraph 5(b) of the Employment Agreement) to provide services to the Company as requested from time to time by any person then serving as the Chairman of the Board or Vice Chairman of the Board of the Company with respect to matters on which Executive worked prior to the date hereof in his capacity as an officer of the Company. To the extent any such services require, Executive shall be provided with reasonable office facilities, secretarial and other assistance. The Company and Executive agree that Executive shall receive the compensation and, subject to paragraph 3 hereof with respect to the Option (as defined), shall be fully vested in his 1,050,000 stock options as provided by the Employment Agreement and subject to the terms of this Agreement, Executive s Employment Agreement and the Stock Option Plan, that all such options may be exercised throughout the Employment Continuation Period and shall remain bound by the covenants contained in paragraph 6 of the Employment Agreement. Without limiting the generality of the foregoing, during the Salary Continuation Period the Company shall pay Executive the following: (a) base salary at the rate of $882,000 per annum, increased by 5% per year on June 1 of each year during the Salary Continuation Period, payable semi-monthly; (b) all accrued and unpaid bonuses as of the date hereof; and (c) an annual bonus equal to 100% of Executive s then applicable base salary (pro-rated through the end of the Salary Continuation Period) payable at the end of each fiscal year of the Company and at the end of the Salary Continuation Period ending after the end of a fiscal year. In the event of Executive s death or disability during the Employment Continuation Period, the payments provided herein shall continue to be made to Executive or in the event of his death, his spouse. Executive shall be entitled to all health, medical, insurance and other benefits which he currently enjoys through the end of the Salary Continuation Period. Subject to the duties required of Executive pursuant to Paragraph 2 above, and subject to Paragraph 6 of Executive s Employment Agreement with the Company, the Company agrees that Executive s services during the Salary Continuation Period shall be performed at times and places mutually convenient to Executive and the Company taking into account Executive s other obligations. The Company agrees that Executive s options shall have the most favored provisions applicable in the event of a merger or similar transaction as apply to any other outstanding options of the Company. At the end of the Employment Continuation Period, and subject to the Company s fulfillment of its obligations hereunder, Executive s employment shall end and he shall not be entitled to any further compensation.

         3. Executive agrees to sell to the Company, and the Company agrees to purchase from Executive, Executive s option to purchase 2,000,000 shares of the Company s Common Stock granted to Executive on March 19, 1995 pursuant to the Company s 1995 Stock Option Plan (the Option ) for a purchase price of Two Million Dollars ($2,000,000), representing the One Dollar ($1.00) per share paid by Executive in consideration for the Company s original issuance of the Option. Such purchase price shall be payable by check within two (2) business days following the date hereof. Delivery of such payment shall be in exchange for Executive s surrender to the Company of the Option and, if requested by the Company, his delivery of a written receipt signed by Executive and his spouse acknowledging receipt of such payment and the irrevocable disposition by Executive (and anyone claiming through Executive) of all right, title and interest in and to the Option.

         4. Executive and the Company agree that except as required by any applicable federal, state or local law, rule or regulation, including without limitation, any securities or gaming law, rule or regulation, neither of them will issue any press release or make any public statement concerning his employment with, resignation from his current positions with or his eventual departure from, the Company without the prior consent of the other, it being understood that each may respond to reporters questions subject to the next sentence. Executive and the Company further agree that they will not disparage each other or any of the Company s Related Entities (as defined) or the Company s or the Related Entities respective directors, officers, employees, operations, properties or services in any statements which they make to any third party.

          5. In consideration of the Company s promises and obligations set forth herein, which Executive acknowledges provide him with valuable post-resignation compensation to which he would not be entitled in the absence of this Agreement, Executive hereby releases the Company and its subsidiaries and other Related Entities (as defined) and the past, present and future officers, directors, attorneys, employees, shareholders and agents (in each case only with respect to their official capacities with the Company) and the respective successors and assigns of the Company and of the Related Entities from any and all actions, charges, causes of action or claims of any kind, known or unknown, which he ever had, now has or hereafter may have arising out of any matter, occurrence or event existing or occurring prior to his execution of this Agreement, including without limitation, the following: any claims relating to or arising out of his employment with and/or resignation as an officer of the Company or any subsidiary of the Company, any joint venture of which the Company or a subsidiary of the Company is a party or any other entity with which Executive was employed or served as a director at the request of the Company (collectively Related Entitles ); any claims for unpaid or withheld wages, severance, benefits, stock or stock options, except as described in this Agreement, bonuses and/or compensation of any kind other than compensation to which Executive shall be entitled during the Employment Continuation Period pursuant to the Employment Agreement; any claims for attorney s fees, costs or expenses; any claims of discrimination or harassment based on age, sex, race, religion, color, creed, disability, handicap, citizenship, national origin, sexual orientation or any other factor prohibited by federal, state or local law and/or claims of retaliation thereunder (including, but not limited to, claims for violation of Title VII of the Civil Rights Act of 1964, as amended, and the Americans with Disabilities Act); any claims arising under the Employee Retirement Income Security Act; and/or other statutory or common law claims now existing or hereinafter recognized, including but not limited to, breach of contract, libel, slander, fraud, whistleblower, wrongful discharge, promissory estoppel, equitable estoppel and misrepresentation; provided that the Company shall not be released from any and all indemnification obligations owed to Executive pursuant to the Company s indemnification policies and bylaws covering executive officers, directors or employees for actions that have occurred during his term as an officer, director or employee of the Company.

          6. In consideration of the Executive s promises and obligations set forth herein, the Company for itself and its subsidiaries, the present officers and directors of the Company and its subsidiaries, their successors and assigns, (hereinafter referred to in this paragraph as the Company ) hereby releases Executive from any and all actions, charges, causes of action or claims of any kind, which Company, and each of them, ever had, now has or hereafter may have, arising out of any matter, occurrence or event existing or occurring prior to Executive s execution of this Agreement, including without limitation the following: any claims relating to or arising out of his employment with and/or resignation as an officer of the Company; provided that Executive is not released with respect to matters not known to the officers of the Company as of the date hereof and of a nature for which the Executive would not be entitled to indemnification under the charter and bylaws of the Company.

          7. Executive agrees and acknowledges that: (a) he has been advised to and has had the opportunity to consult with an attorney prior to executing this Agreement; (b) no promise or inducement not expressed herein has been made to him; and (c) he understands the meaning and effect of this Agreement and has voluntarily consented to its terms.

          8. During and after the Employment Continuation Period, and subject to his other commitments, Executive shall reasonably cooperate with the Company and its attorneys in connection with any litigation or corporate transaction as to which the Company requests information or participation.

          9. If any term or provision of this Agreement is determined by any Court of competent jurisdiction to be unenforceable, illegal or invalid, the other terms and provisions shall remain in full force and effect.

          10. This Agreement constitutes the entire agreement between Executive and the Company relating to the matters described herein and supersedes all prior agreements (other than the Employment Agreement) between him and the Company, oral or written, express or implied. Except as provided herein to the contrary, the terms and conditions of the Employment Agreement shall remain in full force and effect. In the event of any conflict between the Employment Agreement and this Agreement, the terms of this Agreement shall control. This Agreement shall be construed in accordance with the laws of the State of Nevada.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Release as of the date first above written.


EXECUTIVE                     CIRCUS CIRCUS ENTERPRISES, INC.


Clyde T. Turner               By:  Mike Ensign
Clyde T. Turner

                           Title:____________________________



          The undersigned, being the lawful spouse of Executive, having read the foregoing document, acknowledges that she has been advised to and has had the opportunity to consult with an attorney prior to executing this Agreement which she acknowledges involves assets which are or may be community property, hereby consents to the terms of this Agreement, and specifically consents to the sale of options as provided for in Paragraph 3 above, to the extent of her community property interest in such assets.


                                        Vera Turner
                                        Vera Turner